Permian Resources Announces Strong First Quarter 2024 Results and Increases Full Year Guidance
MIDLAND, Texas – May 7, 2024 (BUSINESS WIRE) -- Permian Resources Corporation (“Permian Resources” or the “Company”) (NYSE: PR) today announced its first quarter 2024 financial and operational results and revised 2024 guidance.
Recent Financial and Operational Highlights
•Delivered Permian Resources’ best quarter to-date:
◦Production outperformance due to accelerated Earthstone efficiencies and continued strong well results
◦Robust free cash flow driven by operational execution and realization of cost synergies
◦Earthstone integration completed ahead of schedule
◦Earthstone annual synergy target increased by $50 million to $225 million
◦Executed ~$270 million of additional bolt-on acquisitions in core operating areas
•Reported crude oil and total average production of 151.8 MBbls/d and 319.5 MBoe/d (~48% oil) during the quarter
•Announced cash capital expenditures of $520 million, net cash provided by operating activities of $648 million and adjusted free cash flow1 of $324 million ($0.42 per adjusted basic share)
•Reported total return of capital of $185 million, or $0.24 per share, implying a total annualized return yield of ~5.7%2:
◦Quarterly base dividend of $0.06 per share
◦Variable dividend of $0.14 per share
◦Repurchased 2.0 million shares for $31 million
•Added ~11,200 net acres and ~110 locations in the Delaware Basin through recent transactions
•Increased mid-point of full year oil and total production guidance by 2% to 150 MBbls/d and 320 MBoe/d
Management Commentary
“In our first full quarter post closing Earthstone, Permian Resources delivered strong operational and financial results, building upon our operational momentum from last year,” said Will Hickey, Co-CEO of Permian Resources. “Outstanding well results and higher operational efficiencies across both legacy Permian Resources and Earthstone assets drove robust production during the quarter. This outperformance provided us with the confidence to increase standalone production guidance and represents a solid start to the year.”
“This quarter’s strong results allowed us to generate $324 million of adjusted free cash flow, or $0.42 per share,” said James Walter, Co-CEO of Permian Resources. “Additionally, we continue to enhance our position through strategic leasehold and bolt-on acquisitions, adding high-quality inventory directly offset our most capital efficient asset that immediately competes for capital. We believe Permian Resources’ leading cost structure, basin knowledge and balance sheet strength will continue to drive attractive opportunities to grow our already deep inventory position in an accretive manner.”

Operational and Financial Results
Permian Resources continued the efficient development of its core Delaware Basin acreage position in the first quarter, delivering excellent well results while successfully integrating the Earthstone acquisition. During the quarter, average daily crude oil production was 151,794 barrels of oil per day (“Bbls/d”), an 11% increase compared to the prior quarter. First quarter total production averaged 319,514 barrels of oil equivalent per day (“Boe/d”). “Our strong first quarter production results were primarily driven by better than expected well performance, strong production runtimes and acceleration from continued operational efficiencies,” said Will Hickey, Co-CEO.
The Company was able to accelerate activity due to strong drilling and completion (“D&C”) synergy capture, driving increased D&C efficiencies program-wide. As of May 1, the Company is no longer utilizing any Earthstone drilling rigs or completion crews, and the Earthstone assets are fully integrated from a D&C perspective. Total cash capital expenditures (“capex”) for the first quarter was $520 million.
Realized prices for the quarter were $76.13 per barrel of oil, $1.24 per Mcf of natural gas and $26.47 per barrel of natural gas liquids (“NGLs”), excluding the effects of hedges and GP&T costs. First quarter total controllable cash costs (LOE, GP&T and cash G&A) were $8.11 per Boe. LOE was $5.80 per Boe, GP&T was $1.34 per Boe and Cash G&A was $0.97 per Boe.
For the first quarter, Permian Resources generated net cash provided by operating activities of $648 million, adjusted operating cash flow1 of $844 million ($1.09 per adjusted basic share) and adjusted free cash flow1 of $324 million ($0.42 per adjusted basic share).
Permian Resources continues to maintain a strong financial position and low leverage profile. At March 31, 2024, the Company had $13 million in cash on hand and $60 million drawn under its revolving credit facility. Net debt-to-LQA EBITDAX1 at March 31, 2024 was approximately 1x. Permian Resources recently completed its spring borrowing base redetermination process, whereby elected commitments increased to $2.5 billion from $2.0 billion, providing an additional $500 million of liquidity. The borrowing base remains unchanged at $4.0 billion. Also subsequent to quarter-end, the Company redeemed the $356 million aggregate principal amount of 6.875% Senior Notes due 2027.
Earthstone Integration Update
The integration of Earthstone is complete, and synergy capture is meaningfully ahead of schedule. Overall, the Company’s success in both the acceleration and magnitude of synergies captured to-date has resulted in an increase of $50 million to the previously stated annual synergy target of $175 million, bringing the updated synergy target to $225 million per year.
As a result of the successful integration and synergy realization, during the quarter the Company reduced average spud-to-rig release days by 18% per well and average completion days by 50% per well on legacy Earthstone acreage compared to Earthstone’s results from the first half of 2023. Additionally, Permian Resources has improved legacy Earthstone runtimes, benefiting overall production volumes, and realized approximately $1 per Boe of LOE and margin synergies through workover, compressor and midstream optimization initiatives.
“We are pleased to have achieved our original synergy target ahead of schedule and excited to increase our annual target to $225 million,” said James Walter, Co-CEO. “I’m incredibly proud of both legacy companies’ employees for ensuring such a smooth integration. Their hard work and dedication were key to such an efficient synergy capture.”

Recent Acquisitions
Permian Resources continues to strengthen its acreage position in the core of the Delaware Basin, announcing two bolt-on acquisitions and additional properties acquired through its ongoing grassroots program.
The Company recently executed two separate bolt-on transactions located in Eddy County, New Mexico from undisclosed third-parties. The acquired properties consist of predominantly undeveloped acreage offset Permian Resources’ highly capital efficient Parkway asset. Inventory on the acquired acreage comprises two-mile locations with high NRIs which immediately compete for capital. The Company closed upon the first transaction during the first quarter, and the second transaction is currently pending with closing expected to occur late in the second quarter.
“The acquired acreage is analogous to our high-quality Parkway position. This area represents one of the highest returning assets within our portfolio, with returns driven by reduced D&C costs and strong oil cuts. We are excited to begin development on the acquired acreage later this year,” said Will Hickey, Co-CEO.
Additionally, Permian Resources continues to be highly successful executing upon its ground game, consisting of smaller grassroots acquisitions and leasehold transactions. During the first quarter of 2024, the Company completed approximately 150 grassroots leasing and working interest acquisitions. The majority of these acquisitions are slated for near-term development, making them highly accretive.
Combined, the Company added approximately 11,200 net leasehold acres and 4,500 net royalty acres for total consideration of approximately $270 million, reflecting an acquisition value of approximately $9,500 per net leasehold acre and approximately $5,000 per net royalty acre after adjusting for production value. Permian Resources has identified approximately 110 gross operated locations on the acquired properties. In total, these acquisitions contributed less than 100 Boe/d of total production in the first quarter.
(The transactions referenced in this press release are additive to the Company’s Portfolio Optimization Transactions which were announced on January 30, 2024. For maps and further details summarizing Permian Resources’ recent transactions, please see the presentation materials on its website under the Investor Relations tab.)
2024 Operational Plan and Target Update
Based on recent operational results, Permian Resources increased its 2024 standalone oil and total production targets by approximately 2% to 148-152 MBbls/d and 310-330 MBoe/d, respectively, based on the mid-point of guidance. There are no other changes to the Company’s standalone guidance ranges.
The recent acquisitions noted above are expected to add approximately 3,500 Boe/d (~45% oil) of total production during the second half of 2024. The Company expects approximately $50 million of incremental capital expenditures associated with wells spud on the newly acquired acreage during the second half of 2024. Notably, the potential impact of the recently announced acquisitions is not included in the revised standalone guidance.
(For a detailed table summarizing Permian Resources’ revised 2024 standalone operational and financial guidance, please see the Appendix of this press release.)
Shareholder Returns
Permian Resources announced today that its Board of Directors (the “Board”) declared a quarterly base cash dividend of $0.06 per share of Class A common stock, or $0.24 per share on an annualized basis. This represents a 20% increase in the Company’s base cash dividend compared to the prior quarter. Additionally, based upon first quarter financial results, the Board has declared a quarterly variable cash dividend of $0.14 per share of Class A common stock. Combined, the base and variable dividends represent a total cash return of $0.20 per share. The base and variable dividends are payable on May 29, 2024 to shareholders of record as of May 21, 2024. Permian Resources returned additional capital to shareholders in the first quarter by repurchasing 2.0 million shares of common stock for $31 million. The Company’s first quarter total return of capital, inclusive of the base dividend, variable dividend and share repurchases, was $0.24 per share.
Quarterly Report on Form 10-Q
Permian Resources’ financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, which is expected to be filed with the Securities and Exchange Commission (“SEC”) on May 8, 2024.
Conference Call and Webcast
Permian Resources will host an investor conference call on Wednesday, May 8, 2024 at 9:00 a.m. Central (10:00 a.m. Eastern) to discuss first quarter 2024 operating and financial results. Interested parties may join the call by visiting Permian Resources’ website at www.permianres.com and clicking on the webcast link or by dialing (800) 225-9448 (Conference ID: PRCQ124) at least 15 minutes prior to the start of the call. A replay of the call will be available on the Company’s website or by phone at (800) 938-2488 (Passcode: 24995) for a 14-day period following the call.
About Permian Resources
Headquartered in Midland, Texas, Permian Resources is an independent oil and natural gas company focused on the responsible acquisition, optimization and development of high-return oil and natural gas properties. The Company’s assets and operations are concentrated in the core of the Delaware Basin, making it the second largest Permian Basin pure-play E&P. For more information, please visit www.permianres.com.
Cautionary Note Regarding Forward-Looking Statements
The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “goal,” “plan,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.
Forward-looking statements may include statements about:
•volatility of oil, natural gas and NGL prices or a prolonged period of low oil, natural gas or NGL prices and the effects of actions by, or disputes among or between, members of the Organization of Petroleum Exporting Countries (“OPEC”), such as Saudi Arabia, and other oil and natural gas producing countries, such as Russia, with respect to production levels or other matters related to the price of oil, natural gas and NGLs;
•political and economic conditions and events in or affecting other producing regions or countries, including the Middle East, Russia, Eastern Europe, Africa and South America;
•our business strategy and future drilling plans;
•our reserves and our ability to replace the reserves we produce through drilling and property acquisitions;
•our drilling prospects, inventories, projects and programs;

•our financial strategy, return of capital program, leverage, liquidity and capital required for our development program;
•the timing and amount of our future production of oil, natural gas and NGLs;
•our ability to identify, complete and effectively integrate acquisitions of properties, assets or businesses;
•our ability to realize the anticipated benefits and synergies from the Earthstone merger and effectively integrate the assets acquired in such transaction;
•our hedging strategy and results;
•our competition;
•our ability to obtain permits and governmental approvals;
•our compliance with government regulations, including those related to climate change as well as environmental, health and safety regulations and liabilities thereunder;
•our pending legal matters;
•the marketing and transportation of our oil, natural gas and NGLs;
•our leasehold or business acquisitions;
•cost of developing or operating our properties;
•our anticipated rate of return;
•general economic conditions;
•weather conditions in the areas where we operate;
•credit markets;
•our ability to make dividends, distributions and share repurchases;
•uncertainty regarding our future operating results;
•our plans, objectives, expectations and intentions contained in this press release that are not historical; and
•the other factors described in our most recent Annual Report on Form 10-K, and any updates to those factors set forth in our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.
We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil, natural gas and NGLs. Factors which could cause our actual results to differ materially from the results contemplated by forward-looking statements include, but are not limited to, commodity price volatility (including regional basis differentials), uncertainty inherent in estimating oil, natural gas and NGL reserves and in projecting future rates of production, geographic concentration of our operations, lack of availability of drilling and production equipment and services, lack of transportation and storage capacity as a result of oversupply, government regulations or other factors, risks relating to the Earthstone Merger, competition in the oil and natural gas industry for assets, materials, qualified personnel and capital, drilling and other operating risks, environmental and climate related risks, regulatory changes, restrictions on the use of water, availability to cash flow and access to capital, inflation, changes in our credit ratings or adverse changes in interest rates, changes in the financial strength of counterparties to our credit agreement and hedging contracts, the timing of development expenditures, political and economic conditions and events in foreign oil and natural gas producing countries, changes in local, regional, national, and international economic conditions, security threats and the other risks described in our filings with the SEC.
Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data, and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.
Should one or more of the risks or uncertainties described in this press release occur, or should any underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue.
Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.
1) Adjusted Operating Cash Flow, Adjusted Free Cash Flow and Net Debt-to-LQA EBITDAX are non-GAAP financial measures. See “Non-GAAP Financial Measures” included within the Appendix of this press release for related disclosures and reconciliations to the most directly comparable financial measures calculated and presented in accordance with GAAP.
2) Based on closing share price as of May 3, 2024.
Contacts:
Hays Mabry – Vice President, Investor Relations
Mae Herrington – Engineering Advisor, Investor Relations
(832) 240-3265
ir@permianres.com

SOURCE Permian Resources Corporation

Details of our revised 2024 operational and financial guidance are presented below:

	2024 FY Guidance (Updated)
Net average daily production (Boe/d)	310,000	—	330,000
Net average daily oil production (Bbls/d)	148,000	—	152,000

Production costs
Lease operating expenses ($/Boe)	$5.50	—	$6.00
Gathering, processing and transportation expenses ($/Boe)	$1.00	—	$1.50
Cash general and administrative ($/Boe)(1)	$0.90	—	$1.10
Severance and ad valorem taxes (% of revenue)	6.5%	—	8.5%

Total cash capital expenditure program ($MM)	$1,900	—	$2,100

Operated drilling program
TILs (gross)	~250
Average working interest	~75%
Average lateral length (feet)	~9,300
(1) Excludes stock-based compensation.

Permian Resources Corporation
Operating Highlights

	Three Months Ended March 31,
	2024	2023
Net revenues (in thousands):
Oil sales	$1,051,642	$524,386
Natural gas sales(1)	38,767	32,122
NGL sales(2)	152,590	59,760
Oil and gas sales	$1,242,999	$616,268

Average sales prices:
Oil (per Bbl)	$76.13	$74.38
Effect of derivative settlements on average price (per Bbl)	(0.12)	3.65
Oil including the effects of hedging (per Bbl)	$76.01	$78.03

Average NYMEX WTI price for oil (per Bbl)	$76.96	$76.13
Oil differential from NYMEX	(0.83)	(1.75)

Natural gas price excluding the effects of GP&T (per Mcf)(1)	$1.24	$1.81
Effect of derivative settlements on average price (per Mcf)	0.17	0.58
Natural gas including the effects of hedging (per Mcf)	$1.41	$2.39

Average NYMEX Henry Hub price for natural gas (per MMBtu)	$2.41	$2.67
Natural gas differential from NYMEX	(1.17)	(0.86)

NGL price excluding the effects of GP&T (per Bbl)(2)	$26.47	$27.12

Net production:
Oil (MBbls)	13,813	7,050
Natural gas (MMcf)	51,802	23,974
NGL (MBbls)	6,629	2,798
Total (MBoe)(3)	29,076	13,844

Average daily net production:
Oil (Bbls/d)	151,794	78,332
Natural gas (Mcf/d)	569,249	266,374
NGL (Bbls/d)	72,846	31,094
Total (Boe/d)(3)	319,514	153,822

(1)    Natural gas sales for the three months ended March 31, 2024 include $25.3 million of gathering, processing and transportation costs (“GP&T”) that are reflected as a reduction to natural gas sales and $11.3 million for the three months ended March 31, 2023. Natural gas average sales prices, however, exclude $0.49 per Mcf of such GP&T charges for the three months ended March 31, 2024 and $0.47 per Mcf for the three months ended March 31, 2023.
(2)    NGL sales for the three months ended March 31, 2024 include $22.9 million of GP&T that are reflected as a reduction to NGL sales and $16.1 million for the three months ended March 31, 2023. NGL average sales prices, however, exclude $3.45 per Bbl of such GP&T charges for the three months ended March 31, 2024 and $5.77 per Bbl for the three months ended March 31, 2023.
(3)    Calculated by converting natural gas to oil equivalent barrels at a ratio of six Mcf of natural gas to one Boe.

Permian Resources Corporation
Operating Expenses

	Three Months Ended March 31,
	2024	2023
Operating costs (in thousands):
Lease operating expenses	$168,671	$74,532
Severance and ad valorem taxes	96,166	48,509
Gathering, processing and transportation expenses	39,055	15,482
Operating cost metrics:
Lease operating expenses (per Boe)	$5.80	$5.38
Severance and ad valorem taxes (% of revenue)	7.7%	7.9%
Gathering, processing and transportation expenses (per Boe)	$1.34	$1.12

Permian Resources Corporation
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Operating revenues
Oil and gas sales	$1,242,999	$616,268
Operating expenses
Lease operating expenses	168,671	74,532
Severance and ad valorem taxes	96,166	48,509
Gathering, processing and transportation expenses	39,055	15,482
Depreciation, depletion and amortization	410,179	188,219
General and administrative expenses	37,373	35,474
Merger and integration expense	11,123	13,299
Impairment and abandonment expense	20	245
Exploration and other expenses	11,488	4,374
Total operating expenses	774,075	380,134
Net gain (loss) on sale of long-lived assets	112	66
Income from operations	469,036	236,200

Other income (expense)
Interest expense	(72,587)	(36,777)
Net gain (loss) on derivative instruments	(121,129)	54,512
Other income (expense)	3,232	120
Total other income (expense)	(190,484)	17,855

Income before income taxes	278,552	254,055
Income tax expense	(48,957)	(34,254)
Net income	229,595	219,801
Less: Net income attributable to noncontrolling interest	(83,020)	(117,681)
Net income attributable to Class A Common Stock	$146,575	$102,120

Income per share of Class A Common Stock:
Basic	$0.27	$0.35
Diluted	$0.25	$0.31

Weighted average Class A Common Stock outstanding:
Basic	552,472	295,913
Diluted	595,352	335,848

Permian Resources Corporation
Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share amounts)

	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$12,692	$73,290
Accounts receivable, net	557,243	481,060
Derivative instruments	5,000	70,591
Prepaid and other current assets	32,442	25,451
Total current assets	607,377	650,392
Property and Equipment
Oil and natural gas properties, successful efforts method
Unproved properties	2,476,541	2,401,317
Proved properties	15,492,619	15,036,687
Accumulated depreciation, depletion and amortization	(3,808,590)	(3,401,895)
Total oil and natural gas properties, net	14,160,570	14,036,109
Other property and equipment, net	45,007	43,647
Total property and equipment, net	14,205,577	14,079,756
Noncurrent assets
Operating lease right-of-use assets	123,147	59,359
Other noncurrent assets	145,208	176,071
TOTAL ASSETS	$15,081,309	$14,965,578
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and accrued expenses	$977,114	$1,167,525
Operating lease liabilities	53,172	33,006
Derivative instruments	33,687	2,725
Other current liabilities	48,059	38,297
Total current liabilities	1,112,032	1,241,553
Noncurrent liabilities
Long-term debt, net	3,909,418	3,848,781
Asset retirement obligations	128,160	121,417
Deferred income taxes	441,839	422,627
Operating lease liabilities	71,898	28,302
Other noncurrent liabilities	69,766	73,150
Total liabilities	5,733,113	5,735,830
Commitments and contingencies (Note 12)
Shareholders’ equity
Common stock, $0.0001 par value, 1,500,000,000 shares authorized:
Class A: 587,622,487 shares issued and 582,262,542 shares outstanding at March 31, 2024 and 544,610,984 shares issued and 540,789,758 shares outstanding at December 31, 2023	59	54
Class C: 187,607,059 shares issued and outstanding at March 31, 2024 and 230,962,833 shares issued and outstanding at December 31, 2023	19	23
Additional paid-in capital	6,331,073	5,766,881
Retained earnings (accumulated deficit)	626,930	569,139
Total shareholders' equity	6,958,081	6,336,097
Noncontrolling interest	2,390,115	2,893,651
Total equity	9,348,196	9,229,748
TOTAL LIABILITIES AND EQUITY	$15,081,309	$14,965,578

Permian Resources Corporation
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$229,595	$219,801
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	410,179	188,219
Stock-based compensation expense	9,631	17,871
Impairment and abandonment expense	20	245
Deferred tax expense	46,979	33,454
Net (gain) loss on sale of long-lived assets	(112)	(66)
Non-cash portion of derivative (gain) loss	128,474	(14,777)
Amortization of debt issuance costs, discount and premium	1,531	2,796
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(85,138)	(1,503)
(Increase) decrease in prepaid and other assets	5,350	(1,016)
Increase (decrease) in accounts payable and other liabilities	(98,911)	(6,811)
Net cash provided by operating activities	647,598	438,213
Cash flows from investing activities:
Acquisition of oil and natural gas properties, net	(97,019)	(100,755)
Drilling and development capital expenditures	(519,623)	(315,285)
Purchases of other property and equipment	(2,772)	(1,204)
Contingent considerations received related to divestiture	—	60,000
Proceeds from sales of oil and natural gas properties	66	65,116
Net cash used in investing activities	(619,348)	(292,128)
Cash flows from financing activities:
Proceeds from borrowings under revolving credit facility	220,000	160,000
Repayment of borrowings under revolving credit facility	(160,000)	(260,000)
Debt issuance costs	(1,880)	—
Proceeds from exercise of stock options	58	231
Share repurchases	(31,492)	(61,578)
Dividends paid	(87,194)	(15,192)
Distributions paid to noncontrolling interest owners	(28,327)	(13,324)
Net cash provided by (used in) financing activities	(88,835)	(189,863)
Net increase (decrease) in cash, cash equivalents and restricted cash	(60,585)	(43,778)
Cash, cash equivalents and restricted cash, beginning of period	73,864	69,932
Cash, cash equivalents and restricted cash, end of period	$13,279	$26,154

Reconciliation of cash, cash equivalents and restricted cash presented on the Consolidated Statements of Cash Flows for the periods presented:

	Three Months Ended March 31,
	2024	2023
Cash and cash equivalents	$12,692	$25,593
Restricted cash	587	561
Total cash, cash equivalents and restricted cash	$13,279	$26,154

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), our earnings release contains non-GAAP financial measures as described below.
Adjusted EBITDAX
Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define Adjusted EBITDAX as net income attributable to Class A Common Stock before net income attributable to noncontrolling interest, interest expense, income taxes, depreciation, depletion and amortization, impairment and abandonment expense, non-cash gains or losses on derivatives, stock-based compensation (not cash-settled), exploration and other expenses, merger and integration expense, gain/loss from the sale of long-lived assets and other non-recurring items. Adjusted EBITDAX is not a measure of net income as determined by GAAP.
Our management believes Adjusted EBITDAX is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers, without regard to our financing methods or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are components of Adjusted EBITDAX. Our presentation of Adjusted EBITDAX should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of Adjusted EBITDAX may not be comparable to other similarly titled measures of other companies.
The following table presents a reconciliation of Adjusted EBITDAX to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended
(in thousands)	3/31/2024	12/31/2023	9/30/2023	6/30/2023	3/31/2023
Adjusted EBITDAX reconciliation to net income:
Net income attributable to Class A Common Stock	$146,575	$255,354	$45,433	$73,399	$102,120
Net income attributable to noncontrolling interest	83,020	157,265	52,896	75,555	117,681
Interest expense	72,587	63,024	40,582	36,826	36,777
Income tax expense	48,957	78,889	16,254	26,548	34,254
Depreciation, depletion and amortization	410,179	367,427	236,204	215,726	188,219
Impairment and abandonment expense	20	5,947	245	244	245
Non-cash derivative (gain) loss	128,474	(180,179)	161,672	18,678	(14,777)
Stock-based compensation expense(1)	9,094	8,495	15,633	35,042	16,707
Exploration and other expenses	11,488	4,669	5,031	5,263	4,374
Merger and integration expense	11,123	97,260	10,422	4,350	13,299
(Gain) loss on sale of long-lived assets	(112)	(82)	(63)	—	(66)
Adjusted EBITDAX	$921,405	$858,069	$584,309	$491,631	$498,833

(1)    Includes stock-based compensation expense for equity awards related to general and administrative employees only. Stock-based compensation amounts for geographical and geophysical personnel are included within the Exploration and other expenses line item.

Net Debt-to-LQA EBITDAX
Net debt-to-LQA EBITDAX is a non-GAAP financial measure. We define net debt as long-term debt, net, plus unamortized debt discount, premium and debt issuance costs on our senior notes minus cash and cash equivalents.
We define net debt-to-LQA EBITDAX as net debt (defined above) divided by Adjusted EBITDAX (defined and reconciled in the section above) for the three months ended March 31, 2024, on an annualized basis. We refer to this metric to show trends that investors may find useful in understanding our ability to service our debt. This metric is widely used by professional research analysts, including credit analysts, in the valuation and comparison of companies in the oil and gas exploration and production industry. The following table presents a reconciliation of net debt to long-term debt, net and the calculation of net debt-to-LQA EBITDAX for the period presented:

(in thousands)	March 31, 2024
Long-term debt, net	3,909,418
Unamortized debt discount, premium and issuance costs on senior notes	16,381
Long-term debt	3,925,799
Less: cash and cash equivalents	(12,692)
Net debt (Non-GAAP)	3,913,107
LQA EBITDAX(1)	3,685,620
Net debt-to-LQA EBITDAX	1
(1) Represents adjusted EBITDAX (defined and reconciled in the section above) for the three months ended March 31, 2024, on an annualized basis.

Adjusted Shares
Adjusted basic and diluted weighted average shares outstanding ("Adjusted Basic and Diluted Shares") are non-GAAP financial measures defined as basic and diluted weighted average shares outstanding adjusted to reflect the weighted average shares of our Class C Common Stock outstanding during the period.
Our Adjusted Basic and Diluted Shares provide a comparable per share measurement when presenting results such as adjusted free cash flow and adjusted net income that include the interests of both net income attributable to Class A Common Stock and the net income attributable to our noncontrolling interest. Adjusted Basic and Diluted Shares are used in calculating several metrics that we use as supplemental financial measurements in the evaluation of our business.
The following table presents a reconciliation of Adjusted Basic and Diluted Shares to basic and diluted weighted average shares outstanding, which are the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands)	2024	2023
Basic weighted average shares of Class A Common Stock outstanding	552,472	295,913
Weighted average shares of Class C Common Stock	218,811	263,369
Adjusted basic weighted average shares outstanding	771,283	559,282

Basic weighted average shares of Class A Common Stock outstanding	552,472	295,913
Add: Dilutive effects of Convertible Senior Notes	28,355	27,314
Add: Dilutive effects of equity awards	14,525	12,621
Diluted weighted average shares of Class A Common Stock outstanding	595,352	335,848
Weighted average shares of Class C Common Stock	218,811	263,369
Adjusted diluted weighted average shares outstanding	814,163	599,217

Adjusted Operating Cash Flow and Adjusted Free Cash Flow
Adjusted operating cash flow and adjusted free cash flow are supplemental non-GAAP financial measures used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted operating cash flow as net cash provided by operating activities adjusted to remove changes in working capital, merger and integration and other non-recurring charges, and estimated tax distributions to our non-controlling interest owners. Adjusted operating cash flows is reduced by total cash capital expenditures to arrive at adjusted free cash flows.
Our management believes adjusted operating cash flow and adjusted free cash flow are useful indicators of the Company’s ability to internally fund its future exploration and development activities, to service its existing level of indebtedness or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities, its merger and integration and other non-recurring costs or estimated tax distributions to noncontrolling interest owners after funding its capital expenditures paid for the period. The Company believes that these measures, as so adjusted, present meaningful indicators of the Company’s actual sources and uses of capital associated with its operations conducted during the applicable period. Our computation of adjusted operating cash flow and adjusted free cash flow may not be comparable to other similarly titled measures of other companies. Adjusted operating cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or as indicators of our operating performance or liquidity.
Adjusted operating cash flow and adjusted free cash flow are not financial measures that are determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted operating cash flow and adjusted free cash flow to net cash provided by operating activities, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands, except per share data)	2024	2023
Net cash provided by operating activities	$647,598	$438,213
Changes in working capital:
Accounts receivable	85,138	1,503
Prepaid and other assets	(5,350)	1,016
Accounts payable and other liabilities	98,911	6,811
Merger and integration expense & other	17,612	13,299
Estimated tax distribution to noncontrolling interest owners(1)	(335)	—
Adjusted operating cash flow	843,574	460,842
Less: total cash capital expenditures	(519,623)	(315,285)
Adjusted free cash flow	$323,951	$145,557

Adjusted basic weighted average shares outstanding	771,283	559,282
Adjusted operating cash flow per adjusted basic share	$1.09	$0.82
Adjusted free cash flow per adjusted basic share	$0.42	$0.26

(1) Reflects estimated future distributions to noncontrolling interest owners based upon current federal and state income tax expense recognized during the period and expected to be paid by the partnership. Such estimates are based upon the noncontrolling interest ownership percentage as of three months ended March 31, 2024.

Adjusted Net Income
Adjusted net income is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. We define adjusted net income as net income attributable to Class A Common Stock plus net income attributable to noncontrolling interest adjusted for non-cash gains or losses on derivatives, merger and integration expense, other nonrecurring charges, impairment and abandonment expense, gain/loss from the sale of long-lived assets and the related income tax adjustments for these items. Adjusted net income is not a measure of net income as determined by GAAP.
Our management believes adjusted net income is useful as it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers by excluding certain non-cash items that can vary significantly. Adjusted net income should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our operating performance or liquidity. Our presentation of adjusted net income should not be construed as an inference that our results will be unaffected by unusual or nonrecurring items. Our computations of adjusted net income may not be comparable to other similarly titled measures of other companies.
Adjusted net income is not a financial measure that is determined in accordance with GAAP. Accordingly, the following table presents a reconciliation of adjusted net income to net income, which is the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Three Months Ended March 31,
(in thousands, except per share data)	2024	2023
Net income attributable to Class A Common Stock	$146,575	$102,120
Net income attributable to noncontrolling interest	83,020	117,681
Non-cash derivative (gain) loss	128,474	(14,777)
Merger and integration expense & other	17,612	13,299
Impairment and abandonment expense	20	245
(Gain) loss on sale of long-lived assets	(112)	(66)
Adjusted net income excluding above items	375,589	218,502
Income tax expense attributable to the above items(1)	(51,528)	(26,186)
Adjusted Net Income	$324,061	$192,316

Adjusted basic weighted average shares outstanding (Non-GAAP)(2)	771,283	559,282
Adjusted net income per adjusted basic share	$0.42	$0.34

(1)    Income tax (expense) benefit for adjustments made to adjusted net income is calculated using PR's federal and state-apportioned statutory tax rate of 22.5%.
(2)    Adjusted basic weighted average shares outstanding is a Non-GAAP measure that has been computed and reconciled to the nearest GAAP metric in the preceding table above.

The following table summarizes the approximate volumes and average contract prices of the hedge contracts the Company had in place as of April 30, 2024. There were no additional contracts entered into through the date of this filing:

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Crude Price ($/Bbl)(1)
Crude oil swaps	April 2024 - June 2024	3,612,500	39,698	$77.27
	July 2024 - September 2024	3,634,000	39,500	76.08
	October 2024 - December 2024	3,634,000	39,500	74.94
	January 2025 - March 2025	2,250,000	25,000	74.30
	April 2025 - June 2025	2,275,000	25,000	73.05
	July 2025 - September 2025	2,300,000	25,000	71.88
	October 2025 - December 2025	2,300,000	25,000	70.88
	January 2026 - March 2026	405,000	4,500	71.74
	April 2026 - June 2026	409,500	4,500	70.75
	July 2026 - September 2026	414,000	4,500	69.80
	October 2026 - December 2026	414,000	4,500	69.00

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Collar Price Ranges ($/Bbl)(2)
Crude oil collars	April 2024 - June 2024	182,000	2,000	$60.00	-	$76.01
	July 2024 - September 2024	184,000	2,000	60.00	-	76.01
	October 2024 - December 2024	184,000	2,000	60.00	-	76.01

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Put Price ($/Bbl)(3)	Deferred Premium ($/Bbl)(3)
Deferred premium puts	April 2024 - June 2024	227,500	2,500	$65.00	$4.96
	July 2024 - September 2024	230,000	2,500	65.00	4.96
	October 2024 - December 2024	230,000	2,500	65.00	4.96

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(4)
Crude oil basis differential swaps	April 2024 - June 2024	3,841,018	42,209	$0.97
	July 2024 - September 2024	4,048,000	44,000	0.98
	October 2024 - December 2024	4,048,000	44,000	0.98
	January 2025 - March 2025	2,250,000	25,000	1.10
	April 2025 - June 2025	2,275,000	25,000	1.10
	July 2025 - September 2025	2,300,000	25,000	1.10
	October 2025 - December 2025	2,300,000	25,000	1.10
	January 2026 - March 2026	405,000	4,500	1.12
	April 2026 - June 2026	409,500	4,500	1.12
	July 2026 - September 2026	414,000	4,500	1.12
	October 2026 - December 2026	414,000	4,500	1.12

	Period	Volume (Bbls)	Volume (Bbls/d)	Wtd. Avg. Differential ($/Bbl)(5)
Crude oil roll differential swaps	April 2024 - June 2024	3,842,018	42,220	$0.51
	July 2024 - September 2024	4,048,000	44,000	0.53
	October 2024 - December 2024	4,048,000	44,000	0.53
	January 2025 - March 2025	2,250,000	25,000	0.43
	April 2025 - June 2025	2,275,000	25,000	0.43
	July 2025 - September 2025	2,300,000	25,000	0.43
	October 2025 - December 2025	2,300,000	25,000	0.43
	January 2026 - March 2026	405,000	4,500	0.37
	April 2026 - June 2026	409,500	4,500	0.37
	July 2026 - September 2026	414,000	4,500	0.37
	October 2026 - December 2026	414,000	4,500	0.37

(1)    These crude oil swap transactions are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These crude oil collars are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.
(3)    These crude oil deferred premium puts are settled based on the NYMEX WTI index price on each trading day within the specified monthly settlement period versus the contractual put prices for the volumes stipulated.
(4)    These crude oil basis swap transactions are settled based on the difference between the arithmetic average of ARGUS MIDLAND WTI and ARGUS WTI CUSHING indices, during each applicable monthly settlement period.
(5)    These crude oil roll swap transactions are settled based on the difference between the arithmetic average of NYMEX WTI calendar month prices and the physical crude oil delivery month price.

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Gas Price ($/MMBtu)(1)
Natural gas swaps	April 2024 - June 2024	5,906,321	64,905	$3.29
	July 2024 - September 2024	5,949,388	64,667	3.43
	October 2024 - December 2024	5,933,899	64,499	3.86
	January 2025 - March 2025	3,600,000	40,000	4.32
	April 2025 - June 2025	3,640,000	40,000	3.65
	July 2025 - September 2025	3,680,000	40,000	3.83
	October 2025 - December 2025	3,680,000	40,000	4.20

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Differential ($/MMBtu)(2)
Natural gas basis differential swaps	April 2024 - June 2024	10,920,000	120,000	$(0.99)
	July 2024 - September 2024	11,040,000	120,000	(0.99)
	October 2024 - December 2024	11,040,000	120,000	(0.98)
	January 2025 - March 2025	3,600,000	40,000	(0.74)
	April 2025 - June 2025	3,640,000	40,000	(0.74)
	July 2025 - September 2025	3,680,000	40,000	(0.74)
	October 2025 - December 2025	3,680,000	40,000	(0.74)

	Period	Volume (MMBtu)	Volume (MMBtu/d)	Wtd. Avg. Collar Price Ranges ($/MMBtu)(3)
Natural gas collars	April 2024 - June 2024	5,013,679	55,095	$2.68	-	$5.04
	July 2024 - September 2024	5,090,612	55,333	2.68	-	5.06
	October 2024 - December 2024	5,106,101	55,501	2.75	-	5.29

(1)    These natural gas swap contracts are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual swap price for the volumes stipulated.
(2)    These natural gas basis swap contracts are settled based on the difference between the Inside FERC’s West Texas WAHA price and the NYMEX price of natural gas, during each applicable monthly settlement period.
(3)    These natural gas collars are settled based on the NYMEX Henry Hub price on each trading day within the specified monthly settlement period versus the contractual floor and ceiling prices for the volumes stipulated.